UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

CYTOSORBENTS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 28, 2012, the board of directors of the Company (the “Board”) unanimously appointed Thomas Bocchino as the Company’s Chief Financial Officer and Vice President of Finance (the “Appointment”). Mr. Bocchino, 53, will perform the services and duties that are normally and customarily associated with the Chief Financial Officer and Vice President of Finance positions as well as other associated duties as our Board reasonably determine.

Mr. Bocchino brings to CytoSorbents more than 25 years of financial and operational experience.  From January 2006 through January 2012 Mr. Bocchino was the Chief Financial Officer of New Brunswick Scientific Co., Inc., a manufacturer and international distributor of laboratory equipment, from July 2000 through July 2005 he was the Chief Financial Officer of IVC Industries, Inc., a manufacturer of nutritional supplements and prior to that he held various financial management positions.  Mr. Bocchino earned his BS in Business Administration from the University of Dayton and is a Certified Public Accountant and a Chartered Global Management Accountant.

Family Relationships

There are no family relationships between Mr. Bocchino and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreements

In connection with the Appointment, we entered into an employment agreement (the “Bocchino Agreement”) with our Chief Financial Officer and Vice President of Finance, Mr. Bocchino, to perform the services and duties that are normally and customarily associated with these positions as well as other associated duties as our Board reasonably determine (the “Employment Agreement”). Mr. Bocchino’s Employment Agreement expires on December 31, 2013 and calls for an initial base salary of $200,000 payable in equal semi-monthly installments in accordance with the Company’s usual practice. As a signing bonus, Mr. Bocchino was also given an option to purchase up to 1,000,000 shares of the Company’s common stock. This option vests over the next two years provided Mr. Bocchino remains an employee and will expire on November 28, 2017.

The foregoing descriptions of the terms of this employment agreements for Mr. Bocchino does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

On December 3, 2012, we entered into employment agreements which were retroactively effective as of January 1, 2012 (collectively, the “Agreements,” and each individually, an “Agreement”) with Dr. Phillip P. Chan and Vincent Capponi (collectively, the “Employees,” and each individually, an “Employee”).

Pursuant to our Agreement with Dr. Chan, we have renewed our employment agreement with him, employing him as our Chief Executive Officer (the “CEO”) and President to perform the services and duties that are normally and customarily associated with the CEO and President position as well as other associated duties as the Board of Directors reasonably determines. Dr. Chan’s employment has a term of one (1) year with an initial base compensation of $231,496 payable in equal semi-monthly installments in accordance with our usual practice.

Pursuant to our Agreement with Mr. Capponi, have renewed our employment agreement with him, employing him as our Chief Operating Officer (the “COO”) to perform the services and duties that are normally and customarily associated with the COO position as well as other associated duties as our CEO reasonably determines. Mr. Capponi’s employment has a term of one (1) year with an initial base compensation of $219,674 payable in equal semi-monthly installments in accordance with our usual practice.

The Agreements provide the terms of benefits afforded to the Employees. These benefits include the ability to participate in various group insurance plans, reasonable business expenses, vacation time and bonuses.

Pursuant to the Agreements, an Employee is prohibited from disclosing any of our confidential information, directly or indirectly, or using them either during the term of his employment or at any time thereafter, except as required in the course of his employment with us. In addition, an Employee is prohibited for a period of one (1) year from his respective separation date with us from engaging in any business in competition with us in the United States and those foreign counties and areas provided in Section 5.2 of the Agreement.

The foregoing descriptions of the terms of the Agreements for Dr. Chan and Mr. Capponi do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

Item 8.01	Other Events.

Change in Chief Financial Officer

On November 30, 2012, the Company issued a press release announcing appointment of Mr. Bocchino as the Company’s Chief Financial Officer, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Employment Agreement with Thomas E. Bocchino Effective as of November 28, 2012.
10.2	Employment Agreement with Dr. Phillip P. Chan Effective as of December 3, 2012.
10.3	Employment Agreement with Vincent Capponi Effective as of December 3, 2012.
99.1	Press Release Dated November 30, 2012 , “CytoSorbents Appoints Thomas Bocchino as Chief Financial Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoSorbents Corporation

Date: December 4, 2012	By:	/s/ Dr. Phillip P. Chan
Name: Dr. Phillip P. Chan
Title: President and CEO